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                                                                   EXHIBIT 11.2


                FLEXTRONICS INTERNATIONAL LTD. AND SUBSIDIARIES
                STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
                                  (UNAUDITED)


                                           Six Months Ended
                                             September 30,
                                        -----------------------
                                         1996                  1995
                                        -------               -------
                                   (In thousands, except per share amounts)

Shares issued and outstanding(1)         13,293                12,089

Common Stock Equivalent
  Stock Options(2)                        1,012                   818
                                        -------               -------
                                         14,305                12,907
                                        =======               =======

Net income                              $10,468               $ 6,623
                                        =======               =======

Earnings per share:                     -------               -------
Net income                              $  0.73               $  0.51
                                        =======               =======


(1) Shares issued and outstanding - based on the weighted average method.

(2) Stock options - based on the treasury stock method using average market price.